As filed with the Securities and Exchange Commission on September 23, 2008

Registration No. 333-153580

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eSIMPLE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	8299	74-3261575
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

eSimple, Inc.

17 Hamizpe St. Shoham 60850, Israel

Tel: 212-796-5809

(Address and telephone number of principal executive offices)

eSimple, Inc.

17 Hamizpe St. Shoham 60850, Israel

Tel: 212-796-5809

(Address of Principal Place of Business or Intended Principal Place of Business)

EastBiz.com, Inc.

5348 Vegas Drive

Las Vegas, NV 89108

Tel: 702-871-8678

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

David Lubin, Esq.

David Lubin & Associates, PLLC

26 East Hawthorne Avenue

Valley Stream, NY 11580

Tel: (516) 887-8200

Fax: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	□	Smaller reporting company	☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value	13,333,329		$0.02	(3)	$266,667	$10.48

Common Stock, $0.0001 par value	7,200,000	(1)	$0.02	(3)	$144,000	$5.66

Total	20,533,329	(2)			$410,667	$16.14

(1)	Represents up to a maximum of 7,200,000 shares of common stock, par value $0.0001 per share, to be offered and sold by the founders of the Company.

(2)	Represents common shares currently outstanding to be sold by all selling security holders.

(3)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to the selling security holders in private placement transactions. The selling shareholders may sell shares of our common stock at a fixed price of $.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Except for the three founders, who purchased their shares of common stock from the Company at the purchase price of $.001 per share, all selling security holders purchased their shares of our common stock at the purchase price of $0.001485 per share. The fixed price of $.02 has been determined as the selling price based upon the original purchase price paid by the selling security holders plus an increase based on the fact the shares will be liquid and registered. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:  This Pre-Effective Amendment No. 1 to the Registration Statement is being filed to add the above delaying amendment, and no substantive changes have been made to the Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1A and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shoham, Israel, on September 23, 2008.

ESIMPLE, INC.

By: /s/ Ronen Luzon

Name: Ronen Luzon

Title: Chief Executive Officer, President
Treasurer and Secretary and Director
(Principal Executive, Financial, and
Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

September 23, 2008	/s/ Ronen Luzon	Ronen Luzon	Chief Executive Officer, President, Treasurer and Secretary and Director (Principal Executive, Financial and Accounting Officer)